Exhibit 16.1

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated July 1, 2026, of ABVC BIOPHARMA, INC., (the “Company”) to be filed with the Securities and Exchange Commission regarding the change of auditors. We agree with such statements insofar as they relate to our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of Form 8-K.

Rowland Heights, California

July 1, 2026